Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2014, with respect to the financial statements and financial highlights, senior securities table, and internal control over financial reporting of KCAP Financial, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” and “Senior Securities Table.”

/s/ GRANT THORNTON LLP

New York, New York

May 21, 2014